EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the HBT Financial, Inc. Form 8-K/A dated April 14, 2023 of our report, dated March 17, 2023 on our audits of the consolidated financial statements of Town and Country Financial Corporation as of December 31, 2022 and 2021, and for the years then ended.

/sig/ FORVIS, LLP

Decatur, Illinois

April 14, 2023